Form 10-K, Exhibit 13
period 1999-12-31
ALLIANCE CAPITAL MANAGEMENT L P
filed 2000-03-28
CIK 1109448

Selected Consolidated Financial Data
(In thousands)

                                                                                        Alliance Capital Management Holding L.P.
                                                                          Operating
                                                                          Partnership(1)             Years Ended December 31,
                                                                               1999        1998        1997       1996        1995
Income Statement Data:
Revenues:
     Investment advisory and services fees:

        Alliance mutual funds                                            $  887,443  $  588,396    $384,759   $291,601    $232,730
        Separately managed accounts:
         Affiliated clients                                                  51,647      58,051      52,930     44,901      43,978
         Third-party clients                                                392,668     306,545     261,290    227,530     179,872
     Distribution revenues                                                  441,772     301,846     216,851    169,071     130,543
     Shareholder servicing fees                                              62,332      43,475      36,327     31,272      26,575
     Other revenues                                                          33,443      25,743      23,179     24,142      25,557
                                                                          1,869,305   1,324,056     975,336    788,517     639,255
Expenses:
     Employee compensation and benefits                                     508,566     340,923     264,251    214,880     172,301
     Promotion and servicing:
        Distribution plan payments to financial intermediaries:

         Affiliated                                                         106,170      82,444      56,118     30,533      23,710
         Third-party                                                        232,506     178,643     121,791    115,112      86,743
        Amortization of deferred sales commissions                          163,942     108,853      73,841     53,144      50,501
        Other                                                               118,110      90,400      60,416     48,868      40,161
     General and administrative                                             184,754     162,323     120,283    100,854      88,889
     Interest                                                                22,585       7,586       2,968      1,923       1,192
     Amortization of intangible assets                                        3,852       4,172       7,006     15,613       8,747
     Reduction in recorded value of intangible assets                            --          --     120,900         --          --
                                                                          1,340,485     975,344     827,574    580,927     472,244
Income before income taxes                                                  528,820     348,712     147,762    207,590     167,011
Income taxes                                                                 67,171      55,796      18,806     14,244      11,624
Net income $  461,649                                                    $  292,916    $128,956    $193,346   $155,387
Net income excluding impact of performance fees                          $  398,416  $  270,366    $109,572   $182,490    $145,677
Net income before noncash charge(5)                                      $  461,649  $  292,916    $249,856   $193,346    $155,387
Cash distributions(1)(2)                                                 $  441,783  $  278,363    $238,571   $184,546    $148,937
Balance sheet data at period end:
     Total assets                                                        $1,661,061  $1,132,592    $784,460   $725,897    $575,058
     Debt and long-term obligations(3)                                   $  491,004  $  238,089    $130,429   $ 52,629    $ 30,839
     Partners' capital                                                   $  552,667  $  430,273    $398,051   $476,020    $406,709
Assets under management at period end (in millions)(4)                   $  368,321  $  286,659    $218,654   $182,792    $146,521

(1) As discussed in Notes 1 and 2 to the consolidated financial statements, the financial information above reflects the operations of Alliance Capital Management Holding L.P prior to the Reorganization effective October 29, 1999 and Alliance Capital Management L.P. (the "Operating Partnership") thereafter.

(2) The Operating Partnership is required to distribute all of its Available Cash Flow, as defined in the Alliance Capital Partnership Agreement, to the General Partner and Alliance Capital Unitholders.

(3) Includes accrued expenses under employee benefit plans due after one year and debt.

(4) Assets under management exclude certain non-discretionary advisory relationships and include 100% of the assets managed by unconsolidated affiliates.

(5) $121 million to reduce the recorded value of goodwill and contracts associated with the acquisition of Cursitor Holdings, L.P. and Cursitor Holdings Limited in 1996.

Management's Discussion and Analysis of
Financial Condition and Results of Operations

Reorganization

Effective October 29, 1999, Alliance Capital Management Holding L.P., formerly known as Alliance Capital Management L.P. ("Alliance Holding"), reorganized by transferring its business to Alliance Capital Management L.P., a newly formed private partnership ("Alliance Capital" or the "Operating Partnership"), in exchange for all of the Units of Alliance Capital (the "Reorganization"). The Operating Partnership recorded the transferred assets and assumption of liabilities at the amounts reflected in Alliance Holding's books and records on the date of transfer. Since the Reorganization, the Operating Partnership has conducted the diversified investment management services business formerly conducted by Alliance Holding, and Alliance Holding's business has consisted of holding Alliance Capital Units and engaging in related activities. Alliance Capital Management Corporation ("ACMC"), an indirect wholly-owned subsidiary of AXA Financial, Inc. ("AXA Financial"), is the general partner of both Alliance Holding and the Operating Partnership. Alliance Capital is a registered investment adviser under the Investment Advisers Act of 1940. Alliance Holding Units are publicly traded on the New York Stock Exchange while Alliance Capital Units do not trade publicly and are subject to significant restrictions on transfer.

As part of the Reorganization, Alliance Holding offered each Alliance Holding Unitholder the opportunity to exchange Alliance Holding Units for Alliance Capital Units on a one-for-one basis. In the exchange offer, approximately 99.6 million Alliance Holding Units were exchanged for Alliance Capital Units. This number includes the approximately 95.1 million Alliance Holding Units exchanged by affiliates of AXA Financial. At December 31, 1999, Alliance Holding owned approximately 72.3 million, or 42%, of the issued and outstanding Alliance Capital Units. ACMC owns 100,000 general partnership Units in Alliance Holding and a 1% general partnership interest in the Operating Partnership. At December 31, 1999, AXA Financial was the beneficial owner of approximately 2% of Alliance Holding's outstanding Units and approximately 55% of the Operating Partnership's outstanding Units which, including the general partnership interests, equates to an economic interest of approximately 57% in the Operating Partnership.

The Operating Partnership's consolidated financial statements and notes should be read in conjunction with the consolidated financial statements and notes of Alliance Holding included in this report.

The Operating Partnership

The Operating Partnership provides diversified investment management and related services to a broad range of clients including unaffiliated separately managed accounts, The Equitable Life Assurance Society of the United States ("ELAS"), a wholly-owned subsidiary of AXA Financial, and its insurance company subsidiary and to individual investors through mutual funds and various other investment vehicles. Separately managed accounts consist primarily of the active management of equity and fixed income portfolios for institutional investors. Separately managed accounts include corporate and public employee pension funds, the general and separate accounts of ELAS and its insurance company subsidiary, endowment funds, and the assets of other domestic and foreign institutions. The Operating Partnership provides investment management, distribution, and shareholder and administrative services to its sponsored mutual funds and cash management products, including money market funds and deposit accounts ("Alliance mutual funds").

All services currently provided by the Operating Partnership were provided by Alliance Holding prior to the Reorganization.

The Operating Partnership's revenues are largely dependent on the total value and composition of assets under its management. Assets under management grew 28.5% to $368.3 billion as of December 31, 1999 primarily as a result of market appreciation, good investment performance and strong net sales of Alliance mutual funds. Active equity and balanced account assets under management, which comprise approximately 59.6% of total assets under management, grew 41.9%. Active fixed income account assets under management, which comprise 30.8% of total assets under management, increased by 10.4%.

On December 22, 1998, a subsidiary of Alliance Holding acquired Whittingdale Holdings Limited ("Whittingdale"), with $1.5 billion in assets under management. The purchase price consists of an initial payment of $4.8 million in cash and two deferred payments, based on the attainment of certain revenue levels by Whittingdale, currently estimated to be $6.9 million in the aggregate. The acquisition was accounted for under the purchase method with the results of Whittingdale included in the consolidated financial statements from the acquisition date. In connection with the Reorganization, the Operating Partnership assumed all of Alliance Holding's rights and obligations with respect to the Whittingdale acquisition.

In 1999, sales of Alliance mutual fund shares grew to $58.0 billion compared to sales of $40.1 billion in 1998. The increase, principally domestic equity mutual funds and equity funds sold to both U.S. and non-U.S. investors, combined with an increase in mutual fund redemptions, resulted in net Alliance mutual fund sales of $30.2 billion, an increase of 26.4% from $23.9 billion in 1998.

Assets Under Management(1):
(Dollars in billions)                                     12/31/99      12/31/98      % Change    12/31/98    12/31/97     % Change
Alliance mutual funds:
   Mutual funds                                             $ 96.4       $ 60.7         58.8%       $ 60.7       $ 40.4        50.2%
   Variable products                                          40.9         31.4         30.3          31.4         23.8        31.9
   Cash management products                                   32.1         26.5         21.1          26.5         20.8        27.4
                                                             169.4        118.6         42.8         118.6         85.0        39.5
Separately managed accounts:
   Affiliated clients                                         29.8         28.9          3.1          28.9         28.4         1.8
   Third-party clients                                       169.1        139.2         21.5         139.2        105.3        32.2
                                                             198.9        168.1         18.3         168.1        133.7        25.7
Total                                                       $368.3       $286.7         28.5%       $286.7       $218.7        31.1%

Assets Under Management by Investment Orientation(1):
(Dollars in billions)                                     12/31/99      12/31/98      % Change    12/31/98    12/31/97     % Change
Active equity & balanced
   Domestic                                                 $191.4       $142.1         34.7%       $142.1       $ 98.1        44.9%
   Global & international                                     28.1         12.6        123.0          12.6         12.7        (0.8)
Active fixed income

   Domestic                                                   97.6         88.5         10.3          88.5         76.2        16.1
   Global & international                                     15.7         14.1         11.3          14.1          8.0        76.3
Index

   Domestic                                                   29.1         24.7         17.8          24.7         20.8        18.8
   Global & international                                      6.4          4.7         36.2           4.7          2.9        62.1
Total                                                       $368.3       $286.7         28.5%       $286.7       $218.7        31.1%


Average Assets Under Management(1):
(Dollars in billions)                                       1999         1998         % Change      1998         1997      % Change
Alliance mutual funds                                       $136.9       $100.5         36.2%       $100.5       $ 72.9        37.9%
Separately managed accounts:
   Affiliated clients                                         29.8         29.5          1.0          29.5         28.1         5.0
   Third-party clients                                       147.9        120.5         22.7         120.5         99.4        21.2
Total                                                       $314.6       $250.5         25.6%       $250.5       $200.4        25.0%

Analysis of Assets Under Management(1):
(Dollars in billions)                              1999                            1998                           1997
                                         Separately Alliance              Separately Alliance           Separately Alliance
                                          Managed    Mutual                Managed    Mutual             Managed    Mutual
                                          Accounts   Funds   Total         Accounts   Funds  Total       Accounts    Funds  Total

Balance at beginning of year               $168.1   $118.6   $286.7        $133.7   $ 85.0   $218.7       $119.5    $63.3   $182.8
   Acquisitions                              --       --       --             1.4      0.1      1.5         --       --       --
   New business/sales                         8.8     52.3     61.1           7.0     34.3     41.3          3.9     21.0     24.9
   Terminations/redemptions                  (3.4)   (27.8)   (31.2)         (3.5)   (16.2)   (19.7)        (6.8)    (8.6)   (15.4)
   Net cash management sales                 --        5.7      5.7          --        5.8      5.8         --        2.2      2.2
   Cash flow                                 (4.7)    (1.6)    (6.3)         (0.3)    (1.5)    (1.8)        (5.0)    (1.0)    (6.0)
   Appreciation                              30.1     22.2     52.3          29.8     11.1     40.9         22.1      8.1     30.2
   Net change                                30.8     50.8     81.6          34.4     33.6     68.0         14.2     21.7     35.9
Balance at end of year                     $198.9   $169.4   $368.3        $168.1   $118.6   $286.7       $133.7    $85.0   $218.7

(1) Excludes certain non-discretionary advisory relationships and includes 100% of assets under management of unconsolidated affiliates. Includes $2.2 billion mutual fund assets and $0.6 billion separately managed account assets at December 31, 1999, $1.4 billion mutual fund assets and $0.4 billion separately managed account assets at December 31, 1998 and $0.7 billion mutual fund assets and $0.2 billion separately managed account assets at December 31, 1997. Certain amounts in the 1998 and 1997 presentation have been reclassified to conform to the 1999 presentation.

Assets under management at December 31, 1999 were $368.3 billion, an increase of $81.6 billion or 28.5% from December 31, 1998. Alliance mutual fund assets under management at December 31, 1999 were $169.4 billion, an increase of $50.8 billion or 42.8% from December 31, 1998, due principally to market appreciation of $22.2 billion and net sales of mutual funds, variable products and cash management products of $22.5 billion, $2.0 billion and $5.7 billion, respectively. Separately managed account assets under management for third-party and affiliated clients at December 31, 1999 were $198.9 billion, an increase of $30.8 billion or 18.3% from December 31, 1998. This increase was due to market appreciation of $30.1 billion, new third-party client accounts of $8.8 billion and net asset additions to affiliated client accounts of $0.9 billion, offset by third-party client account terminations and net asset withdrawals of $9.0 billion.

Assets under management at December 31, 1998 were $286.7 billion, an increase of $68.0 billion or 31.1% from December 31, 1997. Alliance mutual fund assets under management at December 31, 1998 were $118.6 billion, an increase of $33.6 billion or 39.5% from December 31, 1997, due principally to market appreciation of $11.1 billion and net sales of mutual funds, variable products and cash management products of $15.4 billion, $2.7 billion and $5.8 billion, respectively. Separately managed account assets under management at December 31, 1998 were $168.1 billion, an increase of $34.4 billion or 25.7% from December 31, 1997. This increase was due to market appreciation of $29.8 billion, new third-party client accounts of $7.0 billion, the acquisition of Whittingdale, with $1.4 billion in separately managed account assets under management on the date of acquisition, and net asset additions to affiliated client accounts of $0.5 billion, offset by third-party client account terminations and net asset withdrawals of $4.3 billion.

Cursitor Alliance LLC ("Cursitor Alliance"), a subsidiary of the Operating Partnership formed in connection with a 1996 acquisition, provides global asset allocation services to U.S. and non-U.S. institutional investors. Due to poor relative investment performance, Cursitor Alliance continues to experience client account terminations and asset withdrawals although the decline in assets under management has slowed since the first quarter of 1998. Cursitor Alliance's assets under management aggregated $1.3 billion, $1.7 billion and $3.5 billion at December 31, 1999, 1998, and 1997, respectively. See "Reduction in Recorded Value of Intangible Assets" and "Capital Resources and Liquidity".

Basis of Presentation - Pro Forma Results

The pro forma financial information of the Operating Partnership for all periods presented assumes the Reorganization occurred on January 1, 1997, and reflects the Operating Partnership as a private partnership that is not subject to a federal tax of 3.5% on partnership gross income from the active conduct of a trade or business. The pro forma financial information does not necessarily reflect the results of operations that would have been obtained had the Reorganization occurred on January 1, 1997, nor is the pro forma financial information necessarily indicative of the results of operations that may be achieved for any future period.

Pro Forma Consolidated Results of Operations(1)
(Dollars in millions)                                       1999         1998        % Change       1998         1997     % Change

Revenues                                             $  1,869.3    $  1,324.1      41.2%   $  1,324.1    $  975.3      35.8%
Expenses                                             $  1,340.5    $    975.4      37.4    $    975.4    $  827.5      17.9
Income before income taxes                           $    528.8    $    348.7      51.6    $    348.7    $  147.8     135.9
Income taxes                                         $     34.0    $     25.2      34.9    $     25.2    $   18.8      34.0
Net income                                           $    494.8    $    323.5      53.0    $    323.5    $  129.0     150.8
Net income excluding impact of performance fees      $    429.0    $    298.5      43.6    $    298.5    $  109.6     172.4
Net income before reduction in recorded value of
   intangible assets                                 $    494.8    $    323.5      53.0%   $    323.5    $  249.9      29.5%
Pre-tax margin(2)                                          37.0%         34.1%     34.1%         32.9%

(1) Pro forma amounts assume the Alliance Holding Reorganization occurred on January 1, 1997. The pro forma financial information reflects the Operating Partnership as a private partnership that is not subject to a federal tax of 3.5% on partnership gross income from the active conduct of a trade or business.
(2) Calculated after netting distribution revenues against total expenses; excludes the reduction in recorded value of Cursitor Alliance intangible assets.

Pro forma net income for 1999 increased $171.3 million or 53.0% to $494.8 million from pro forma net income of $323.5 million for 1998. The increase was principally due to an increase in investment advisory and services fees, resulting from higher average assets under management, and higher performance fees which were offset partially by higher operating expenses, principally employee compensation and benefits, promotion and servicing, and higher income taxes.

Pro forma net income for 1998 was $323.5 million, an increase of 150.8% from pro forma net income of $129.0 million for 1997. Pro forma 1998 net income increased $73.6 million or 29.5% compared to pro forma 1997 net income of $249.9 million before the $120.9 million noncash charge recorded in 1997 to reduce the value of Cursitor Alliance intangible assets. See "Reduction in Recorded Value of Intangible Assets" and "Capital Resources and Liquidity". The 29.5% increase was principally due to an increase in investment advisory and services fees, resulting from higher average assets under management, which were offset partially by higher operating expenses, principally employee compensation and benefits, promotion and servicing, and higher income taxes.

Basis of Presentation - Combined Results

The following is a discussion of the combined results of operations for 1999 of the Operating Partnership and, prior to the Reorganization, Alliance Holding, compared to 1998, and of 1998 compared to 1997. The combined presentation is considered meaningful in understanding the diversified investment management business operated by Alliance Holding prior to the Reorganization and by the Operating Partnership thereafter. All information prior to the Reorganization is that of Alliance Holding.

Revenues(1)

(Dollars in millions)                                 1999         1998         % Change      1998         1997       % Change
Investment advisory and services fees:
   Alliance mutual funds                            $  887.4     $  588.4         50.8%     $  588.4       $384.8         52.9%
   Separately managed accounts:
     Affiliated clients                                 51.6         58.1        (11.2)         58.1         52.9          9.8
     Third-party clients                               392.7        306.5         28.1         306.5        261.3         17.3
Distribution revenues                                  441.8        301.9         46.3         301.9        216.8         39.3
Shareholder servicing fees                              62.3         43.5         43.2          43.5         36.3         19.8
Other revenues                                          33.5         25.7         30.4          25.7         23.2         10.8
Total                                               $1,869.3     $1,324.1         41.2%     $1,324.1       $975.3         35.8%

(1) Reflect revenues of Alliance Holding prior to the Reorganization and revenues of the Operating Partnership thereafter.

Investment Advisory and Services Fees

Investment advisory and services fees, the largest component of the Operating Partnership's revenues, are generally calculated as a small percentage of the value of assets under management and vary with the type of account managed. Fee income is therefore affected by changes in the amount of assets under management, including market appreciation or depreciation, the addition of new client accounts or client contributions of additional assets to existing accounts, withdrawals of assets from and termination of client accounts, purchases and redemptions of mutual fund shares, and shifts of assets between accounts or products with different fee structures. The Operating Partnership's investment advisory and services fees increased 39.7% and 36.3% in 1999 and 1998, respectively.

Certain investment advisory contracts provide for a performance fee, in addition to or in lieu of a base fee, that is calculated as a percentage of the related investment results over a specified period of time. Performance fees are recorded as revenue at the end of the measurement period and will generally be higher in favorable markets and lower in unfavorable markets, which may increase the volatility of the Operating Partnership's revenues and earnings. Performance fees earned on separately managed accounts and mutual funds aggregated $162.2 million, $52.9 million, and $35.0 million in 1999, 1998 and 1997, respectively. Higher performance fees in 1999 were primarily the result of strong capital markets, superior investment performance, new client accounts with performance fee arrangements and a refinement of the procedures for estimating such fees.

Investment advisory and services fees from Alliance mutual funds increased by $299.0 million or 50.8% for 1999, primarily as a result of a 36.2% increase in average assets under management and higher performance fees of $88.3 million. The growth in investment advisory fees from Alliance mutual funds exceeded the growth in average assets under management primarily as a result of increases in sales of higher fee-based mutual fund products, principally domestic equity mutual funds, and the higher performance fees discussed above. Investment advisory and services fees from Alliance mutual funds increased by $203.6 million or 52.9% for 1998, primarily as a result of a 37.9% increase in average assets under management.

Investment advisory and services fees from affiliated clients, primarily the General Accounts of ELAS, decreased by $6.5 million or 11.2% for 1999, due primarily to a decrease in performance fees of $5.7 million. Investment advisory and services fees from affiliated clients increased 9.8% for 1998, due principally to a 5.0% increase in average assets under management and an increase in performance fees of $1.8 million.

Investment advisory and services fees from third-party clients increased by $86.2 million or 28.1% for 1999 and by $45.2 million or 17.3% for 1998, principally due to increases in average assets under management of 22.7% and 21.2%, respectively. The increase in average assets under management was primarily a result of market appreciation. A $26.7 million increase in performance fees also contributed to the higher fees in 1999.

Distribution Revenues

The Operating Partnership's subsidiary, Alliance Fund Distributors, Inc., ("AFD"), acts as distributor of the Alliance mutual funds and receives distribution plan fees from those funds in reimbursement of distribution expenses it incurs. Distribution revenues increased 46.3% and 39.3% in 1999 and 1998, respectively, principally due to higher average equity mutual fund assets under management attributable to strong sales of Back-End Load Shares under the Operating Partnership's mutual fund distribution system (the "System"), described under "Capital Resources and Liquidity", and market appreciation.

Shareholder Servicing Fees

The Operating Partnership's subsidiaries, Alliance Fund Services, Inc. and ACM Fund Services S.A., provide transfer agency services to the Alliance mutual funds. Shareholder servicing fees increased 43.2% and 19.8% in 1999 and 1998, respectively, the result of increases in the number of mutual fund shareholder accounts serviced and increased fee rates. The number of shareholder accounts serviced increased to approximately 5.4 million as of December 31, 1999, compared to approximately 3.8 million and 3.2 million as of December 31, 1998 and 1997, respectively.

Other Revenues

Other revenues consist principally of administration and recordkeeping services provided to the Alliance mutual funds and the General Accounts of ELAS and its insurance subsidiary. Investment income and changes in value of other investments are also included in other revenues. Other revenues increased for 1999 principally as a result of higher reimbursements for administration and recordkeeping services, increases in the market value of investments in hedge funds sponsored by the Operating Partnership and dividend income. Other revenues increased for 1998 as a result of changes in the market value of hedge fund investments.

Expenses(1)

(Dollars in millions)                                   1999         1998        % Change       1998         1997       % Change
Employee compensation and benefits                    $  508.6       $340.9         49.2%       $340.9       $264.3         29.0%
Promotion and servicing                                  620.6        460.3         34.8         460.3        312.1         47.5
General and administrative                               184.8        162.3         13.9         162.3        120.3         34.9
Interest                                                  22.6          7.6        197.4           7.6          3.0        153.3
Amortization of intangible assets                          3.9          4.3         (9.3)          4.3          6.9        (37.7)
Reduction in recorded value of intangible assets          --           --           --            --          120.9         --
Total                                                 $1,340.5       $975.4         37.4%       $975.4       $827.5         17.8%

(1) Reflect expenses of Alliance Holding prior to the Reorganization and expenses of the Operating Partnership thereafter.


Employee Compensation and Benefits

In connection with the Reorganization, all employees of Alliance Holding became employees of the Operating Partnership effective October 29, 1999. Employee compensation and benefits, which represent approximately 37.9% of total expenses in 1999, include salaries, commissions, fringe benefits and incentive compensation based on profitability. Provisions for future payments to be made under certain deferred compensation arrangements are also included in employee compensation and benefits expense.

Employee compensation and benefits increased 49.2% and 29.0% in 1999 and 1998, respectively, primarily as a result of higher incentive compensation due to increased operating earnings and increased base compensation and commissions. Base compensation increased principally due to an increase in the number of employees working in the mutual fund and technology areas and to salary increases. The Operating Partnership had 2,396 employees at December 31, 1999 compared to 2,075 and 1,670 employees of Alliance Holding at December 31, 1998 and 1997, respectively. Commissions increased primarily due to higher mutual fund sales.

Promotion and Servicing

Promotion and servicing expenses, which represent approximately 46.3% of total expenses in 1999, include distribution plan payments to financial intermediaries for distribution of sponsored mutual funds and cash management services' products and amortization of deferred sales commissions paid to financial intermediaries for the sale of Back-End Load Shares under the System. See "Capital Resources and Liquidity". Also included in this expense category are travel and entertainment, advertising, promotional materials, and investment meetings and seminars for financial intermediaries that distribute the Operating Partnership's mutual fund products.

Promotion and servicing expenses increased 34.8% and 47.5% in 1999 and 1998, respectively, primarily due to increased distribution plan payments resulting from higher average domestic, offshore and cash management assets under management. An increase in amortization of deferred sales commissions of $55.1 million for 1999 as a result of higher sales of Back-End Load Shares also contributed to the increase in promotion and servicing expense. Other promotion and servicing expenses increased for 1999 and 1998 primarily as a result of higher travel and entertainment costs and higher promotional expenditures incurred in connection with mutual fund sales initiatives.

General and Administrative

General and administrative expenses, which represent approximately 13.8% of total expenses in 1999, are costs related to operations, including technology, professional fees, occupancy, communications, equipment and similar expenses. General and administrative expenses increased 13.9% and 34.9% in 1999 and 1998, respectively, due principally to higher technology expenses incurred in connection with the Year 2000 project, the Euro conversion and other technology initiatives as well as increased occupancy costs. A $10.0 million provision was recorded in 1998 for the future acquisition of the minority interest in Cursitor Alliance. See "Capital Resources and Liquidity".

Interest

Interest expense is incurred on the Operating Partnership's borrowings and on deferred compensation owed to employees. Interest expense increased for 1999 and 1998 primarily as a result of higher debt and an increase in interest accrued on deferred compensation liabilities.

Amortization of Intangible Assets

Amortization of intangible assets is primarily attributable to the intangible assets recorded in connection with the acquisitions made by the Operating Partnership and the acquisition of ACMC, Inc., the predecessor of both Alliance Holding and the Operating Partnership, by ELAS during 1985. Amortization of intangibles decreased for both 1999 and 1998 principally due to the noncash charge recorded in 1997 to reduce the value of Cursitor Alliance intangible assets. See "Reduction in Recorded Value of Intangible Assets".

Reduction in Recorded Value of Intangible Assets

The Operating Partnership recorded a noncash charge of $120.9 million during the second quarter of 1997 to reduce the unamortized value of intangible assets to fair value due to the significant decline in Cursitor Alliance's assets under management and profitability.

Taxes on Income

The Operating Partnership, a private limited partnership, is not subject to federal or state corporate income taxes. However, the Operating Partnership is subject to the New York City unincorporated business tax. Domestic corporate subsidiaries of the Operating Partnership are subject to federal, state and local income taxes, and are generally included in the filing of a consolidated federal income tax return; separate state and local income tax returns are filed. Foreign corporate subsidiaries are generally subject to taxes in the foreign jurisdictions where they are located.

Income tax expense of $67.2 million in 1999 increased by $11.4 million primarily as a result of higher pre-tax income partially offset by a lower combined effective tax rate. The $37.0 million increase in 1998 was principally due to the 3.5% federal tax on partnership gross business income of Alliance Holding, effective January 1, 1998, and higher pre-tax income.

Capital Resources and Liquidity

Partners' capital of the Operating Partnership was $552.7 million at December 31, 1999, an increase of $122.4 million or 28.4% from Alliance Holding's partners' capital of $430.3 million at December 31, 1998. Alliance Holding's partners' capital at December 31, 1998 increased by $32.2 million or 8.1% from $398.1 million at December 31, 1997.

Cash flow from operations and proceeds from borrowings have been the Operating Partnership's and, prior to the Reorganization, Alliance Holding's principal sources of working capital.

The Operating Partnership's and Alliance Holding's combined cash and cash equivalents increased by $5.0 million in 1999. Cash inflows included $224.1 million from operations, proceeds from borrowings net of debt repayments of $188.6 million and $14.1 million of proceeds from employee options exercised for Alliance Holding Units. Cash outflows included $357.9 million in distributions to partners and $63.5 million in capital expenditures.

Under certain circumstances through February 28, 2006, the Operating Partnership has an option to purchase the minority interest in Cursitor Alliance and the holders of the minority interest have an option to sell the minority interest to the Operating Partnership for cash, Alliance Holding Units, or a combination thereof with a value of not less than $10.0 million or more than $37.0 million ("Buyout Price"). The Buyout Price will be determined based on the amount of global asset allocation investment advisory revenues earned by Cursitor Alliance during a twelve-month period ending on the February 28th preceding the date either option is exercised. Due to the decline in Cursitor Alliance revenues, management believes that the Buyout Price for the minority interest will be $10.0 million, which will be substantially higher than its fair value. Accordingly, the Operating Partnership recorded a $10.0 million provision for the Buyout Price in the first quarter of 1998.

The Operating Partnership's mutual fund distribution system includes a multi-class share structure. The System permits the Operating Partnership's open-end mutual funds to offer investors various options for the purchase of mutual fund shares, including the purchase of Front-End Load Shares and Back-End Load Shares. The Front-End Load Shares are subject to a conventional front-end sales charge paid by investors to AFD at the time of sale. AFD in turn compensates the financial intermediaries distributing the funds from the front-end sales charge paid by investors. For Back-End Load Shares, investors do not pay a front-end sales charge although, if there are redemptions before the expiration of the minimum holding period (which ranges from one year to four years), investors pay a contingent deferred sales charge ("CDSC") to AFD. While AFD is obligated to compensate the financial intermediaries at the time of the purchase of Back-End Load Shares, it receives higher ongoing distribution fees from the funds. Payments made to financial intermediaries in connection with the sale of Back-End Load Shares under the System, net of CDSC received, reduced cash flow from operations by approximately $393.4 million (combined amount) and $232.5 million during 1999 and 1998, respectively. Management believes AFD will recover the payments made to financial intermediaries for the sale of Back-End Load Shares from the higher distribution fees and CDSC it receives over periods not exceeding 51/2 years.

During 1998, Alliance Holding increased its commercial paper program to $425 million and entered into a $425 million five-year revolving credit facility with a group of commercial banks. Under the credit facility, the interest rate, at the option of the borrower, is a floating rate generally based upon a defined prime rate, a rate related to the London Interbank Offered Rate (LIBOR) or the Federal Funds rate. A facility fee is payable on the total facility. Borrowings under the credit facility and the commercial paper program may not exceed $425 million in the aggregate. In connection with the Reorganization, the Operating Partnership assumed Alliance Holding's rights and obligations under the five-year revolving credit facility and the commercial paper program. The revolving credit facility will be used to provide back-up liquidity for the Operating Partnership's commercial paper program, to fund commission payments to financial intermediaries for the sale of Back-End Load Shares under the Operating Partnership's mutual fund distribution system, and for general working capital purposes.

During July 1999, Alliance Holding entered into a $200 million three-year revolving credit facility with a group of commercial banks. In connection with the Reorganization, the Operating Partnership assumed Alliance Holding's rights and obligations under the three-year revolving credit facility. The new revolving credit facility, the terms of which are generally similar to the $425 million credit facility, will be used to fund commission payments to financial intermediaries for the sale of Back-End Load Shares under the Operating Partnership's mutual fund distribution system and for general working capital purposes.

The revolving credit facilities contain covenants which, among other things, require the Operating Partnership to meet certain financial ratios. The Operating Partnership was in compliance with the covenants at December 31, 1999.

In December 1999, the Operating Partnership established a $100 million Extendible Commercial Notes ("ECN") Program as a supplement to its $425 million commercial paper program. ECNs are short-term uncommitted debt instruments that do not require back-up liquidity support.

At December 31, 1999 and 1998, the Operating Partnership and Alliance Holding had $384.7 million and $179.5 million of commercial paper outstanding, respectively, at effective interest rates of 5.9% and 5.5%, respectively. There were no borrowings outstanding under the revolving credit facilities or the ECN Program on these dates.

The Operating Partnership's substantial equity base and access to public and private debt, at competitive terms, should provide adequate liquidity for its general business needs. Management believes that cash flow from operations and the issuance of debt and Alliance Capital or Alliance Holding Units will provide the Operating Partnership with the financial resources to meet its capital requirements for mutual fund sales and its other working capital requirements.

Year 2000
The Operating Partnership's systems and facilities have passed into the new millennium successfully, and are continuing to operate without disruption in 2000. The Operating Partnership incurred approximately $43 million of costs related to the Year 2000 initiative.

Commitments and Contingencies

The Operating Partnership's capital commitments, which consist primarily of operating leases for office space, are generally funded from future operating cash flows.

On July 25, 1995, a Consolidated and Supplemental Class Action Complaint (the "Original Complaint") was filed against Alliance North American Government Income Trust, Inc. (the "Fund"), Alliance Holding and certain other defendants affiliated with Alliance Holding alleging violations of federal securities laws, fraud and breach of fiduciary duty in connection with the Fund's investments in Mexican and Argentine securities. On September 26, 1996, the United States District Court for the Southern District of New York granted the defendants' motion to dismiss all counts of the Original Complaint. On October 29, 1997, the United States Court of Appeals for the Second Circuit affirmed that decision.

On October 29, 1996, plaintiffs filed a motion for leave to file an amended complaint. The principal allegations of the proposed amended complaint are that
(i) the Fund failed to hedge against currency risk despite representations that it would do so, (ii) the Fund did not properly disclose that it planned to invest in mortgage-backed derivative securities, and (iii) two advertisements used by the Fund misrepresented the risks of investing in the Fund. On October 15, 1998, the United States Court of Appeals for the Second Circuit issued an order granting plaintiffs' motion to file an amended complaint alleging that the Fund misrepresented its ability to hedge against currency risk and denying plaintiffs' motion to file an amended complaint alleging that the Fund did not properly disclose that it planned to invest in mortgage-backed derivative securities and that certain advertisements used by the Fund misrepresented the risks of investing in the Fund.

On December 1, 1999, the United States District Court for the Southern District of New York granted the defendants' motion for summary judgment on all claims against all defendants. On December 14 and 15, 1999, the plaintiffs filed motions for reconsideration of the Court's ruling. These motions are currently pending with the Court.

The Operating Partnership assumed all of Alliance Holding's liabilities in respect of this litigation in connection with the Reorganization. The Operating Partnership and Alliance Holding believe that the allegations in the proposed amended complaint are without merit and intend to vigorously defend against these claims. While the ultimate outcome of this matter cannot be determined at this time, management does not expect that it will have a material adverse effect on the Operating Partnership's results of operations or financial condition.

Changes in Accounting Principles

The accounting policies summarized below are followed by the Operating Partnership subsequent to the October 29, 1999 Reorganization and were followed by Alliance Holding prior to the Reorganization.

In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 ("SFAS 133"), "Accounting for Derivative Instruments and Hedging Activities". Under this Statement, an entity is required to recognize derivative instruments as either assets or liabilities in the statement of financial position and measure those instruments at fair value. In addition, any entity that elects to apply hedge accounting is required to establish at the inception of the hedge the method it will use for assessing effectiveness of the hedging derivative and the measurement approach for determining the ineffective aspect of the hedge. In June 1999, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 137 ("SFAS 137"), which deferred the effective date of SFAS 133 to all fiscal quarters of all fiscal years beginning after June 15, 2000. Management does not believe that the adoption of the Statement, in 2001, will have a material effect on the Operating Partnership's results of operations, liquidity, or capital resources.

On January 1, 1998, Alliance Holding adopted Statement of Financial Accounting Standards No. 130 ("SFAS 130"), "Reporting Comprehensive Income", which establishes the disclosure requirements for reporting comprehensive income in an entity's financial statements. Total comprehensive income is reported in the Consolidated Statements of Changes in Partners' Capital and Comprehensive Income and includes net income, unrealized gains and losses on investments classified as available-for-sale, and foreign currency translation adjustments. The accumulated balance of comprehensive income items is displayed separately in the partners' capital section of the Consolidated Statements of Financial Condition.

Alliance Holding adopted Statement of Financial Accounting Standards No. 131 ("SFAS 131"), "Disclosures about Segments of an Enterprise and Related Information", in its 1998 consolidated financial statements. SFAS 131 establishes standards for the way a public enterprise reports information about operating segments in its annual and interim financial statements. It also establishes standards for related enterprise wide disclosures about products and services, geographic areas and major customers. Generally, financial information is required to be reported on basis used by management to allocate resources and assess performance. Management has assessed the requirements of SFAS 131 and determined that, because the Operating Partnership utilizes a consolidated approach to assess performance and allocate resources, it has only one operating segment.

In March 1998, the AICPA issued Statement of Position 98-1 ("SOP 98-1"), "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use". Alliance Holding adopted the provisions of SOP 98-1 effective January 1, 1998. SOP 98-1 requires capitalization of external and certain internal costs incurred to obtain or develop internal-use computer software during the application development stage. Capitalized internal-use software is amortized on a straight-line basis over the lesser of the estimated useful life of the software or six years. The adoption of SOP 98-1 did not have a material impact on the consolidated financial statements.

Cash Distributions

The Operating Partnership is required to distribute all of its Available Cash Flow (as defined in the Alliance Capital Partnership Agreement) to the General Partner and Alliance Capital Unitholders. Alliance Holding is also required to distribute all of its available cash flow (as defined in the Alliance Holding Partnership Agreement). The combined Available Cash Flow of the Operating Partnership for the two months ended December 31, 1999 and Alliance Holding for the ten months ended October 29, 1999 and of Alliance Holding for each of the years ended December 31, 1998 and 1997 were as follows:

Cash Distributions

(Dollars in thousands)                1999         1998           1997
Available Cash Flow               $405,328     $278,363       $238,571
Special distribution                36,455           --             --
Total distribution                $441,783     $278,363       $238,571

Market Risk, Risk Management and Derivative Financial Instruments

The Operating Partnership's investments consist of investments, available-for-sale and other investments. Investments, available-for-sale include equity and fixed income mutual funds and money market investments. The carrying value of the money market investments approximates fair value. Although investments, available-for-sale are purchased for long-term investment, the portfolio strategy considers them available-for-sale from time-to-time due to changes in market interest rates, equity prices and other relevant factors. Other investments include investments in hedge funds sponsored by the Operating Partnership.

Non Trading Market Risk Sensitive Instruments

Investments With Interest Rate Risk - Fair Value

The table below provides the Operating Partnership's potential exposure, measured in terms of fair value, to an immediate 100 basis point increase in interest rates from the levels prevailing at December 31, 1999. A 100 basis point fluctuation in interest rates is a hypothetical rate scenario used to calibrate potential risk and does not represent management's view of future market changes. While these fair value measurements provide a representation of interest rate sensitivity of fixed income mutual funds and fixed income hedge funds, they are based on the portfolio exposures at a particular point in time and may not be representative of future market results. These exposures will change as a result of ongoing changes in investments in response to management's assessment of changing market conditions and available investment opportunities (in thousands):

                                                     At              +100 Basis
December 31, 1999                          Point Change

Fixed income investments                         $6,069                  $(290)

Investments With Equity Price Risk - Fair Value

The Operating Partnership's investments also include investments in equity mutual funds and equity hedge funds. The following table provides the Operating Partnership's potential exposure from those investments, measured in terms of fair value, to an immediate 10% drop in equity prices from those prevailing at December 31, 1999. A 10% decrease in equity prices is a hypothetical scenario used to calibrate potential risk and does not represent management's view of future market changes. While these fair value measurements provide a representation of equity price sensitivity of equity mutual funds and equity hedge funds, they are based on the portfolio exposures at a particular point in time and may not be representative of future market results. These exposures will change as a result of ongoing portfolio activities in response to management's assessment of changing market conditions and available investment opportunities (in thousands):

At                                       -10% Equity
December 31, 1999                       Price Change
Equity investments                           $56,310               $(5,631)

Derivative Financial Instruments

The Operating Partnership utilizes an interest rate cap to reduce its exposure to interest rate risk by effectively placing an interest rate ceiling or "cap" on interest payable on up to $100 million of the debt outstanding under the Operating Partnership's commercial paper program and five-year revolving credit facility. The $100 million notional principal amount does not represent the Operating Partnership's exposure to credit risk, but is only a basis to determine the payment obligation of the counterparty. During the three-year term of the interest rate cap, the Operating Partnership will receive monthly payments from the counterparty based on the excess, if any, of the stated reference rate over 6% times the notional amount. Should the counterparty fail to perform its obligations under the agreement, the Operating Partnership's borrowing costs on the first $100 million of debt outstanding could exceed 6%. However, at this time the Operating Partnership does not have any reason to believe that the counterparty would fail to perform. While the notional amount is the most commonly used measure of volume in the derivatives market, it is not used by the Operating Partnership as a measure of risk as the notional amount exceeds the possible loss that could arise from the interest rate cap. Mark to market exposure is a point-in-time measure of the value of a derivative contract on the open market. A positive value indicates existence of credit risk for the Operating Partnership as the counterparty would owe money to the Operating Partnership if the contract were closed. At year end 1999, the market value of the Operating Partnership's derivative was $1,267,000 representing the time value and intrinsic value components of the fair value. The table below provides the interest rate sensitivity of the interest rate cap. These exposures will change as a result of ongoing portfolio and risk management activities (in thousands, except for term):

                      Notional       Term/      -100 Basis        Fair Value at     + 100 Basis
                       Amount        Years      Point Change   December 31, 1999    Point Change
Interest rate cap     $100,000           3        $(682)             $1,267             $997

Debt - Fair Value

At year end 1999, the aggregate fair value of long-term debt issued by the Operating Partnership was $5.6 million. The table below provides the potential fair value exposure to an immediate 100 basis point decrease in interest rates from those prevailing at year-end 1999 (in thousands):

                                               At        -100 Basis
                                December 31, 1999      Point Change

Long-term debt                             $5,627              $279


Forward-looking Statements

Certain statements provided by Alliance Capital and Alliance Holding in this report are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. The most significant of such factors include, but are not limited to, the following: the performance of financial markets, the investment performance of sponsored investment products and separately managed accounts, general economic conditions, future acquisitions, competitive conditions and government regulations, including changes in tax rates. Alliance Capital and Alliance Holding caution readers to carefully consider such factors. Further, such forward-looking statements speak only as of the date on which such statements are made; Alliance Capital and Alliance Holding undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements.

Consolidated Statements of Financial Condition
(In thousands)

                                                                                                                         Alliance
                                                                                                                          Holding

                                                                                                                     December 31,
                                                                                                                  1999        1998
Assets

     Cash and cash equivalents                                                                              $   80,185   $  75,186
     Receivable from brokers and dealers for sale of shares of Alliance mutual funds                           218,569     159,095
     Fees receivable:
        Alliance mutual funds                                                                                  189,866      80,167
        Separately managed accounts:
         Affiliated clients                                                                                      7,136       6,682
         Third-party clients                                                                                   112,847      86,166
     Investments, available-for-sale                                                                            98,620      94,743
     Furniture, equipment and leasehold improvements, net                                                      140,045      96,401
     Intangible assets, net                                                                                     98,068     102,001
     Deferred sales commissions, net                                                                           604,723     375,293
     Other investments                                                                                          57,786      25,125
     Other assets                                                                                               53,216      31,733
Total assets                                                                                                $1,661,061  $1,132,592

Liabilities and Partners' Capital
Liabilities:

     Payable to Alliance mutual funds for share purchases                                                   $  254,151  $  199,316
     Accounts payable and accrued expenses                                                                     225,922     202,980
     Accrued compensation and benefits                                                                         235,120     106,929
     Debt                                                                                                      390,079     190,210
     Minority interests in consolidated subsidiaries                                                             3,122       2,884
Total liabilities                                                                                            1,108,394     702,319
Commitments and contingencies
Partners' capital:
     General Partner                                                                                             5,812       4,617
     Limited partners; 171,861,373 and 170,365,963 Units issued and outstanding                                575,385     457,010
                                                                                                               581,197     461,627
     Less: Capital contributions receivable from General Partner                                                31,154      30,519
          Deferred compensation expense                                                                             --         500
          Accumulated other comprehensive income                                                                (2,624)        335
Total partners' capital                                                                                        552,667     430,273
Total liabilities and partners' capital                                                                     $1,661,061  $1,132,592

* As discussed in Notes 1 and 2, the financial information above reflects the operations of Alliance Capital Management Holding L.P. prior to the Reorganization effective October 29, 1999 and of Alliance Capital Management L.P. thereafter.

See accompanying Notes to Consolidated Financial Statements.

Consolidated Statements of Income
(In thousands)

                                                                       1999                       Years Ended December 31,
                                                             Two Months     Ten Months       Combined
                                                                  Ended          Ended            for             Alliance Holding
                                                            December 31     October 29           1999          1998           1997
Revenues:
     Investment advisory and services fees:

        Alliance mutual funds                                  $228,834      $ 658,609     $  887,443    $  588,396       $384,759
        Separately managed accounts:
         Affiliated clients                                       8,339         43,308         51,647        58,051         52,930
         Third-party clients                                     87,082        305,586        392,668       306,545        261,290
     Distribution revenues                                       87,611        354,161        441,772       301,846        216,851
     Shareholder servicing fees                                  11,636         50,696         62,332        43,475         36,327
     Other revenues                                               7,313         26,130         33,443        25,743         23,179
                                                                430,815      1,438,490      1,869,305     1,324,056        975,336
Expenses:
     Employee compensation and benefits                         137,771        370,795        508,566       340,923        264,251
     Promotion and servicing:
        Distribution plan payments to financial intermediaries:

         Affiliated                                              18,739         87,431        106,170        82,444         56,118
         Third-party                                             45,017        187,489        232,506       178,643        121,791
        Amortization of deferred sales commissions               31,229        132,713        163,942       108,853         73,841
        Other                                                    23,176         94,934        118,110        90,400         60,416
     General and administrative                                  33,385        151,369        184,754       162,323        120,283
     Interest                                                     5,856         16,729         22,585         7,586          2,968
     Amortization of intangible assets                              641          3,211          3,852         4,172          7,006
     Reduction in recorded value of intangible assets                --             --             --            --        120,900
                                                                295,814      1,044,671      1,340,485       975,344        827,574
Income before income taxes                                      135,001        393,819        528,820       348,712        147,762
Income taxes                                                      8,098         59,073         67,171        55,796         18,806
Net income                                                     $126,903      $ 334,746     $  461,649    $  292,916       $128,956

* As discussed in Notes 1 and 2, the financial information above reflects the operations of Alliance Capital Management Holding L.P. prior to the Reorganization effective October 29, 1999 and of Alliance Capital Management L.P. thereafter.

See accompanying Notes to Consolidated Financial Statements.

Consolidated Statements of Changes in Partners' Capital and Comprehensive Income (In thousands)

                                                                       For the Years Ended December 31,


                                                                                                            Accumulated    General
                                                      Limited        Capital       Deferred          Other        Total   Partner's
                                                    Partner's  Contributions   Compensation  Comprehensive    Partners'    Capital
                                                      Capital     Receivable        Expense         Income      Capital

 Balance at December 31, 1996                         $ 5,108     $ 505,711       $(27,904)      $(6,500)      $  (395)  $ 476,020
     Comprehensive Income:
        Net income                                      1,290       127,666             --            --            --     128,956
        Other comprehensive income:
         Unrealized gain on investments, net               --            --             --            --           458         458
         Foreign currency translation adjustment, net      --            --             --            --        (2,069)     (2,069)
     Comprehensive Income                               1,290       127,666             --            --        (1,611)    127,345
        Cash distributions to partners ($1.285 per
         Alliance Holding Unit)                        (2,186)     (216,418)            --            --            --    (218,604)
        Amortization of deferred compensation expense      --            --             --         3,000            --       3,000
        Capital contributions from General Partner         --            --            761            --            --         761
        Compensation plan accrual                          20         1,960         (1,980)           --            --          --
        Proceeds from options for Alliance Holding Units
         exercised                                         95         9,434             --            --            --       9,529
Balance at December 31, 1997                            4,327       428,353        (29,123)       (3,500)       (2,006)    398,051
     Comprehensive Income:
        Net income                                      2,929       289,987             --            --            --     292,916
        Other comprehensive income:
         Unrealized gain on investments, net               --            --             --            --           837         837
         Foreign currency translation adjustment, net      --            --             --            --           834         834
     Comprehensive Income                               2,929       289,987             --            --         1,671     294,587
        Cash distributions to partners ($1.60 per
         Alliance Holding Unit)                        (2,744)     (271,700)            --            --            --    (274,444)
        Amortization of deferred compensation expense      --            --             --         3,000            --       3,000
        Capital contributions from General Partner         --            --            716            --            --         716
        Compensation plan accrual                          21         2,091         (2,112)           --            --          --
        Proceeds from options for Alliance Holding Units
         exercised                                         84         8,279             --            --            --       8,363
Balance at December 31, 1998                            4,617       457,010        (30,519)         (500)         (335)    430,273
     Comprehensive Income:
        Net income                                      3,347       331,399             --            --            --     334,746
        Other comprehensive income:
         Unrealized gain on investments, net               --            --             --            --           370         370
         Foreign currency translation adjustment, net      --            --             --            --         1,035       1,035
     Comprehensive Income                               3,347       331,399             --            --         1,405     336,151
        Cash distributions to partners ($2.07 per
         Alliance Holding Unit)                        (2,608)     (258,137)            --            --            --    (260,745)
        Amortization of deferred compensation expense      --            --             --           500            --         500
        Capital contributions from General Partner         --            --            686            --            --         686
        Compensation plan accrual                          18         1,752         (1,770)           --            --          --
        Proceeds from options for Alliance Holding Units
         exercised                                        120        11,853             --            --            --      11,973
Balance prior to October 29, 1999, Reorganization       5,494       543,877       (31,603)            --         1,070     518,838
     Comprehensive income:
        Net income                                      1,269       125,634             --            --            --     126,903
        Other comprehensive income:
         Unrealized gain on investments, net               --            --             --            --         1,645       1,645
         Foreign currency translation adjustment, net      --            --             --            --           (91)        (91)
     Comprehensive income                               1,269       125,634             --            --         1,554     128,457
        Cash distributions to partners                   (971)      (96,141)            --            --            --     (97,112)
        Capital contributions from General Partner         --            --            406            --            --         406
        Compensation plan accrual                          (1)          (42)            43            --            --          --
        Proceeds from options for Alliance Holding Units
         exercised                                         21         2,057             --            --            --       2,078
Balance at December 31, 1999                          $ 5,812     $ 575,385       $(31,154)          $--       $ 2,624   $ 552,667

*As discussed in Notes 1 and 2, the financial information above reflects the operations of Alliance Capital Management Holding L.P. prior to the Reorganization effective October 29, 1999 and of Alliance Capital Management L.P. thereafter.

See accompanying Notes to Consolidated Financial Statements.

Consolidated Statements of Cash Flows
(In thousands)

                                                                       1999                      Years Ended December 31,

                                                             Two Months      Ten Months     Combined
                                                                  Ended           Ended          for            Alliance Holding
                                                            December 31      October 29         1999            1998         1997
Cash flows from operating activities:

     Net income                                              $  126,903    $   334,746     $  461,649     $  292,916    $  128,956
     Adjustments to reconcile net income to net cash
       (used in) provided from operating activities:
         Amortization and depreciation                           35,641        152,635        188,276        129,374        92,773
         Reduction in recorded value of intangible assets            --             --             --             --       120,900
         Other, net                                               3,646         18,120         21,766         12,873         6,570
         Changes in assets and liabilities:
          (Increase) in receivable from brokers and dealers
              for sale of shares of Alliance mutual funds       (43,637)       (15,777)      (59,414)       (90,389)      (37,725)
          (Increase) in fees receivable from Alliance
              mutual funds                                      (79,314)       (30,386)     (109,700)       (22,302)      (11,125)
          (Increase) decrease in fees receivable from
              affiliated clients                                 11,648        (12,104)         (456)        (1,675)       (3,878)
          (Increase) in fees receivable from third-party clients (7,632)       (18,950)      (26,582)       (11,772)      (15,612)
          (Increase) in deferred sales commissions              (67,114)      (326,258)     (393,372)      (232,514)     (150,301)
          (Increase) in other investments                       (16,626)       (17,935)      (34,561)       (14,708)       (1,237)
          (Increase) in other assets                            (21,791)          (278)      (22,069)       (10,666)      (10,091)
          Increase in payable to Alliance mutual funds
           for share purchases                                   46,813          7,981         54,794        102,321        41,481
          Increase (decrease) in accounts payable and
           accrued expenses                                      20,501           (190)        20,311         73,583        20,584
          Increase (decrease) in accrued compensation
           and benefits, less deferred compensation             (43,863)       167,304        123,441         27,634        14,342
Net cash (used in) provided from operating activities           (34,825)       258,908        224,083        258,025       195,637
Cash flows from investing activities:
     Purchase of investments                                   (301,448)      (888,180)   (1,189,628)      (476,826)     (516,720)
     Proceeds from sale of investments                          287,425        900,130      1,187,555        430,266       506,116
     Purchase of businesses, net of cash acquired                    --           (142)         (142)        (2,911)            --
     Additions to furniture, equipment and leasehold
         improvements, net                                      (13,033)       (50,463)      (63,496)       (31,910)      (35,341)
Net cash (used in) investing activities                         (27,056)       (38,655)      (65,711)       (81,381)      (45,945)
Cash flows from financing activities:
     Proceeds from issuance of debt                             867,854      2,043,616      2,911,470        926,012       126,863
     Repayment of debt                                         (707,001)    (2,015,874)   (2,722,875)      (826,375)      (60,451)
     Cash distributions to partners                             (97,112)      (260,745)     (357,857)      (274,444)     (218,604)
     Capital contributions from General Partner                     406            686          1,092            716           761
     Proceeds from options for Alliance Holding Units exercised   2,078         11,973         14,051          8,363         9,529
Net cash provided from (used in) financing activities            66,225       (220,344)     (154,119)      (165,728)     (141,902)
Effect of exchange rate changes on cash and
    cash equivalents                                                529            217            746            509       (1,470)
Net increase in cash and cash equivalents                         4,873            126          4,999         11,425         6,320
Cash and cash equivalents at beginning of the period             75,312         75,186         75,186         63,761        57,441
Cash and cash equivalents at end of the period               $   80,185      $  75,312      $  80,185     $   75,186    $   63,761


* As discussed in Notes 1 and 2, the financial information above reflects the operations of Alliance Capital Management Holding L.P. prior to the Reorganization effective October 29, 1999 and of Alliance Capital Management L.P. thereafter.

See accompanying Notes to Consolidated Financial Statements.

Notes to Consolidated Financial Statements

1. Reorganization

Effective October 29, 1999, Alliance Capital Management Holding L.P., formerly known as Alliance Capital Management L.P. ("Alliance Holding"), reorganized by transferring its business to Alliance Capital Management L.P., a newly formed private partnership ("Alliance Capital" or the "Operating Partnership"), in exchange for all of the Units of Alliance Capital ("the Reorganization"). The Operating Partnership recorded the transferred assets and assumption of liabilities at the amounts reflected in Alliance Holding's books and records on the date of transfer. Since the Reorganization, the Operating Partnership has conducted the diversified investment management services business formerly conducted by Alliance Holding, and Alliance Holding's business has consisted of holding Alliance Capital Units and engaging in related activities. Alliance Capital Management Corporation ("ACMC"), an indirect wholly-owned subsidiary of AXA Financial, Inc. ("AXA Financial"), is the general partner of both Alliance Holding and the Operating Partnership. Alliance Capital is a registered investment adviser under the Investment Advisers Act of 1940. Alliance Holding Units are publicly traded on the New York Stock Exchange while Alliance Capital Units do not trade publicly and are subject to significant restrictions on transfer.

As part of the Reorganization, Alliance Holding offered each Alliance Holding Unitholder the opportunity to exchange Alliance Holding Units for Alliance Capital Units on a one-for-one basis. In the exchange offer, approximately 99.6 million Alliance Holding Units were exchanged for Alliance Capital Units. This number includes the approximately 95.1 million Alliance Holding Units exchanged by affiliates of AXA Financial. At December 31, 1999, Alliance Holding owned approximately 72.3 million, or 42%, of the issued and outstanding Alliance Capital Units. ACMC owns 100,000 general partnership Units in Alliance Holding and a 1% general partnership interest in the Operating Partnership. At December 31, 1999, AXA Financial was the beneficial owner of approximately 2% of Alliance Holding's outstanding Units and approximately 55% of the Operating Partnership's outstanding Units which, including the general partnership interests, equates to an economic interest of approximately 57% in the Operating Partnership.

The Operating Partnership provides diversified investment management and related services to a broad range of clients including unaffiliated separately managed accounts, The Equitable Life Assurance Society of the United States ("ELAS"), a wholly-owned subsidiary of AXA Financial, and its insurance company subsidiary and to individual investors through mutual funds and various other investment vehicles. Separately managed accounts consist primarily of the active management of equity and fixed income portfolios for institutional investors. Separately managed accounts include corporate and public employee pension funds, the general and separate accounts of ELAS and its insurance company subsidiary, endowment funds, and the assets of other domestic and foreign institutions. The Operating Partnership provides investment management, distribution, and shareholder and administrative services to its sponsored mutual funds and cash management products, including money market funds and deposit accounts ("Alliance mutual funds").

The Operating Partnership's consolidated financial statements and notes should be read in conjunction with the consolidated financial statements and notes of Alliance Holding included in this report.

2. Summary of Significant Accounting Policies

Basis of Presentation

The Operating Partnership's consolidated financial statements have been prepared in accordance with generally accepted accounting principles. The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

The consolidated financial statements' dollar and per Unit amounts and disclosures reflect the operations of Alliance Holding prior to the Reorganization effective October 29, 1999 and Alliance Capital thereafter. The accounting policies summarized below are followed by the Operating Partnership subsequent to the Reorganization and were followed by Alliance Holding prior to the Reorganization. All information prior to the Reorganization is that of Alliance Holding.

Principles of Consolidation

The consolidated financial statements include the Operating Partnership and its majority-owned subsidiaries. The equity method of accounting is used for unconsolidated subsidiaries in which the Operating Partnership's ownership interests range from 20 to 50 percent and the Operating Partnership exercises significant influence over operating and financial policies. All significant intercompany transactions and balances among the consolidated entities have been eliminated.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, demand deposits and highly liquid investments with maturities of three months or less. Due to the short-term nature of these investments, the recorded value approximates fair value.

Investments

Investments, principally investments in Alliance mutual funds, are classified as available-for-sale securities. These investments are stated at fair value with unrealized gains and losses reported as a separate component of accumulated other comprehensive income in partners' capital. Realized gains and losses on the sale of investments are included in income currently and are determined using the specific-identification method.

Furniture, Equipment and Leasehold Improvements

Furniture, equipment and leasehold improvements are stated at cost, less accumulated depreciation and amortization. Depreciation is recognized on a straight-line basis over the estimated useful lives of eight years for furniture and three to six years for equipment. Leasehold improvements are amortized on a straight-line basis over the lesser of their estimated useful lives or the terms of the related leases.

Intangible Assets

Intangible assets consist principally of goodwill resulting from acquisitions and costs assigned to contracts of businesses acquired. Goodwill is being amortized on a straight-line basis over estimated useful lives ranging from twelve to forty years. Costs assigned to investment contracts of businesses acquired are being amortized on a straight-line basis over estimated useful lives of twenty years. Impairment of intangible assets is evaluated by comparing the undiscounted cash flows expected to be realized from those intangible assets to their recorded values, pursuant to Statement of Financial Accounting Standards No. 121 ("SFAS 121"), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of ". If the expected future cash flows are less than the carrying value of intangible assets, an impairment loss is recognized for the difference between the carrying amount and the estimated fair value of those intangible assets.

Deferred Sales Commissions

Sales commissions paid to financial intermediaries in connection with the sale of shares of open-end Alliance mutual funds sold without a front-end sales charge are capitalized and amortized over periods not exceeding five and one-half years, the period of time during which deferred sales commissions are expected to be recovered from distribution plan payments received from those funds and from contingent deferred sales charges received from shareholders of those funds upon the redemption of their shares. Contingent deferred sales charges reduce unamortized deferred sales commissions when received.

Derivative Financial Instruments

Derivative financial instruments are used to manage exposure to adverse movements in interest rates. Payments to be received as a result of interest rate cap agreements are recognized as adjustments to interest expense. Premiums paid are included in other assets and amortized to interest expense over the period for which the cap is effective.

Revenue Recognition

Investment advisory and services base fees are recorded as revenue as the related services are performed. Certain investment advisory contracts provide for a performance fee, in addition to or in lieu of a base fee, that is calculated as a percentage of the related investment results over a specified period of time. Performance fees are recorded as revenue at the end of the measurement period.

Mutual Fund Underwriting Activities

Purchases and sales of shares of Alliance mutual funds in connection with the underwriting activities of the Operating Partnership's subsidiaries, including related commission income, are recorded on trade date. Receivables from brokers and dealers for sale of shares of Alliance mutual funds are generally realized within three business days from trade date, in conjunction with the settlement of the related payables to Alliance mutual funds for share purchases.

Option Plans

The Operating Partnership applies the provisions of Accounting Principles Board Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees", under which compensation expense is recorded on the date of grant only if the market price of the underlying Alliance Holding Units exceeds the exercise price. Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation", requires entities to recognize the fair value of all stock-based awards on the date of grant as expense over the vesting period or, alternatively, to continue to apply the provisions of APB 25 with disclosure of pro forma net income as if the fair-value method defined in SFAS 123 had been applied for employee stock option grants made in 1995 and subsequent years.

Pension and Other Post-retirement Plans

On January 1, 1998, Alliance Holding adopted Statement of Financial Accounting Standards No. 132 ("SFAS 132"), "Employers' Disclosures about Pension and Other Post-retirement Benefits", which revises employers' disclosures about pension and other post-retirement benefit plans. SFAS 132 does not change the method of accounting for such plans.

Advertising

Advertising costs are expensed as incurred and are included in other promotion and servicing expenses.

Foreign Currency Translation

Assets and liabilities of foreign subsidiaries are translated into United States dollars at exchange rates in effect at the balance sheet dates, and related revenues and expenses are translated into United States dollars at average exchange rates in effect during each period. Net foreign currency gains and losses resulting from the translation of assets and liabilities of foreign operations into United States dollars are reported as a separate component of accumulated other comprehensive income in partners' capital. Net foreign currency gains and losses for the three-year period ended December 31, 1999 were not material.

Cash Distributions to Partners

The Operating Partnership is required to distribute all of its Available Cash Flow, as defined in the Alliance Capital Partnership Agreement, to the General Partner and Alliance Capital Unitholders.

Comprehensive Income

On January 1, 1998, Alliance Holding adopted Statement of Financial Accounting Standards No. 130 ("SFAS 130"), "Reporting Comprehensive Income", which establishes the disclosure requirements for reporting comprehensive income in an entity's financial statements. Total comprehensive income is reported in the Consolidated Statements of Changes in Partners' Capital and Comprehensive Income and includes net income, unrealized gains and losses on investments classified as available-for-sale, and foreign currency translation adjustments. The accumulated balance of comprehensive income items is displayed separately in the partners' capital section of the Consolidated Statements of Financial Condition. Prior year ~financial statements have been reclassified to conform to the requirements of SFAS 130.

Reclassifications

Certain amounts in the 1998 and 1997 consolidated financial statements have been reclassified to conform with the 1999 presentation.

3. Pro Forma Financial Information (Unaudited)
The following table summarizes the unaudited condensed 1999, 1998 and 1997 results of operations of the Operating Partnership as if the Reorganization (See
Note 1) had occurred on January 1, 1997. The pro forma financial information reflects the Operating Partnership ~as a private partnership that is not subject to a federal tax of 3.5% on partnership gross income from the active conduct of a trade or business.

The pro forma financial information does not necessarily reflect the results of operations that would have been obtained had the Reorganization occurred on January 1, 1997, nor is the pro forma financial information necessarily indicative of the results of operations that may be achieved for any future period.

(in thousands)                               1999         1998         1997

Revenues                               $1,869,305   $1,324,056     $975,336
Expenses                                1,340,485      975,344      827,574
Income before income taxes                528,820      348,712      147,762
Income taxes                               34,067       25,196       18,806
Net income                             $  494,753   $  323,516     $128,956

4. Acquisitions

On December 22, 1998, a subsidiary of Alliance Holding acquired Whittingdale Holdings Limited ("Whittingdale"). The purchase price consists of an initial payment of $4.8 million in cash and two deferred payments, based on the attainment of certain revenue levels by Whittingdale, initially estimated to be $5.4 million in the aggregate payable on February 15, 2000 and 2001, respectively. In connection with the Reorganization, the Operating Partnership assumed all of Alliance Holding's rights and obligations with respect to the Whittingdale acquisition. Accounts payable and accrued expenses at December 31, 1999 included $5.4 million representing the initial estimate of the deferred payments. Subsequent to December 31, 1999, the estimate of the aggregate deferred payments was revised to $6.9 million. The Operating Partnership also has agreed to pay up to $6.7 million to the former owner of Whittingdale. The amount of this payment is based upon revenues in the year 2003 and will be expensed if and when the payment is incurred.

The acquisition was accounted for under the purchase method with the results of Whittingdale included in the consolidated financial statements from the acquisition date. The excess of the purchase price over the fair value of net assets acquired resulted in the recognition of goodwill of approximately $8.8 million, which increased to $10.3 million in 2000, and is being amortized over twenty years. Pro forma financial information for the year ended December 31, 1998, reflecting the effects of the acquisition, is not presented because it would not be materially different from the actual results reported.

On February 29, 1996, Alliance Holding acquired substantially all of the assets and liabilities of Cursitor Holdings, L.P. ("CHLP") and all of the outstanding shares of Cursitor Holdings Limited, currently Cursitor Alliance Holdings Limited (collectively, "Cursitor"), for approximately $159.0 million. The acquisition of Cursitor, which was accounted for under the purchase method, resulted in the formation of a new subsidiary, Cursitor Alliance LLC ("Cursitor Alliance"), in which CHLP owns a 7% minority equity interest which the Operating Partnership has an option to purchase (See Note 11).

During the second quarter of 1997, management of Alliance Holding determined that the value of the intangible assets recorded in connection with the 1996 acquisition of Cursitor was impaired and reduced the unamortized value by $120.9 million to estimated fair value.

5. Investments, Available-for-Sale

At December 31, 1999 and 1998, investments available-for-sale consisted solely of investments in Alliance mutual funds. The amortized cost, gross unrealized gains and losses and fair value of investments, available-for-sale were as follows (in thousands):

                                                                        Gross         Gross
                                          Amortized    Unrealized   Unrealized         Fair
                                               Cost         Gains       Losses        Value
December 31, 1999                           $95,016        $3,791        $(187)     $98,620
December 31, 1998                           $93,154        $2,169        $(580)     $94,743

         Proceeds from sales of investments, available-for-sale were approximately $1,187,555,000, $430,266,000 and $506,116,000 in 1999, 1998 and
1997, respectively. Gross gains and gross losses realized from the sales for the years ended December 31, 1999, 1998 and 1997 were not material.

6. Furniture, Equipment and Leasehold Improvements

Furniture, equipment and leasehold improvements are comprised of (in thousands):

                                                             December 31,
                                                          1999         1998
Furniture and equipment                               $133,824      $95,886
Leasehold improvements                                  92,251       66,954
                                                       226,075      162,840
Less: Accumulated depreciation and amortization         86,030       66,439
Furniture, equipment and leasehold improvements, net  $140,045      $96,401



7. Intangible Assets

Intangible assets consist of (in thousands):

                                                                             December 31,
                                                                         1999         1998
Goodwill, net of accumulated amortization of $20,013 and
   $17,693 in 1999 and 1998, respectively                             $80,434     $ 83,276
Costs assigned to investment contracts of businesses acquired, net of accumulated amortization of $89,514 and $88,423 in
   1999 and 1998, respectively                                         17,634       18,725
Intangible assets, net                                                $98,068     $102,001

8. Other Investments

Other investments are comprised of (in thousands):

                                                                      December 31,
                                                                   1999         1998
Investments in sponsored partnerships and other investments     $48,335      $19,559
Investments in unconsolidated affiliates                          9,451        5,566
Other investments                                               $57,786      $25,125

9. Debt

During 1998, Alliance Holding increased its commercial paper program to $425 million and entered into a $425 million five-year revolving credit facility with a group of commercial banks. Under the credit facility, the interest rate, at the option of the borrower, is a floating rate generally based upon a defined prime rate, a rate related to the London Interbank Offered Rate (LIBOR) or the Federal Funds rate. A facility fee is payable on the total facility. Borrowings under the credit facility and the commercial paper program may not exceed $425 million in the aggregate. In connection with the Reorganization, the Operating Partnership assumed Alliance Holding's rights and obligations under the five-year revolving credit facility and the commercial paper program. The revolving credit facility will be used to provide back-up liquidity for the Operating Partnership's commercial paper program, to fund commission payments to financial intermediaries for the sale of Back-End Load Shares under the Operating Partnership's mutual fund distribution system, and for general working capital purposes.

During July 1999, Alliance Holding entered into a $200 million three-year revolving credit facility with a group of commercial banks. In connection with the Reorganization, the Operating Partnership assumed Alliance Holding's rights and obligations under the three-year revolving credit facility. The new revolving credit facility, the terms of which are generally similar to the $425 million credit facility, will be used to fund commission payments to financial intermediaries for the sale of Back-End Load Shares under the Operating Partnership's mutual fund distribution system and for general working capital purposes.

The revolving credit facilities contain covenants which, among other things, require the Operating Partnership to meet certain financial ratios. The Operating Partnership was in compliance with the covenants at December 31, 1999.

In December 1999, the Operating Partnership established a $100 million Extendible Commercial Notes ("ECN") Program as a supplement to its $425 million commercial paper program. ECNs are short-term uncommitted debt instruments that do not require back-up liquidity support.

At December 31, 1999 and 1998, the Operating Partnership and Alliance Holding had $384.7 million and $179.5 million of commercial paper outstanding, respectively, at effective interest rates of 5.9% and 5.5%, respectively. There were no borrowings outstanding under the revolving credit facilities or the ECN Program on these dates. The recorded amount of outstanding commercial paper approximates fair value.

Debt also includes notes issued to CHLP in the aggregate principal amounts of $5.4 million and $10.8 million at December 31, 1999 and 1998, respectively. The notes bear interest at 6% per annum and the note outstanding at December 31, 1999 is payable in 2000. The recorded amounts of the notes approximate their fair value.

10. Interest Rate Cap Agreement

Alliance Holding entered into a three-year interest rate cap agreement with a major U.S. commercial bank, effective in December 1998, which was assumed by the Operating Partnership in connection with the Reorganization. The purpose of this agreement is to reduce the Operating Partnership's exposure to interest rate risk by effectively placing an interest rate ceiling or "cap" of 6% per annum on interest payable on up to $100 million of the debt outstanding under the commercial paper program and the five-year revolving credit facility. The fair value of the interest rate cap was approximately $1,267,000 at December 31, 1999, and the carrying value of the unamortized premium was $594,000.

The $100 million notional principal amount does not represent the Operating Partnership's exposure to credit risk, but is the basis for determining the payment obligation of the counterparty. During the term of the interest rate cap, the Operating Partnership will receive monthly payments from the counterparty based on the excess, if any, of the stated reference rate of 6% times the notional amount. Should the counterparty fail to perform its obligations under the agreement, the borrowing costs on the first $100 million debt outstanding could exceed 6%. However, at this time, the Operating Partnership does not have any reason to believe that the counterparty would fail to perform.

11. Commitments and Contingencies

The Operating Partnership and its subsidiaries lease office space, furniture and office equipment under various operating leases. The future minimum payments under noncancelable leases, net of sublease commitments, at December 31, 1999 aggregated $466,019,000 and are payable as follows: $31,110,000, $30,205,000,
$29,365,000, $29,391,000 and $28,384,000 for the years 2000 through 2004, respectively, and a total of $317,564,000 for the remaining years through 2016. Office leases contain escalation clauses that provide for the pass through of increases in operating expenses and real estate taxes. Rent expense for the years ended December 31, 1999, 1998 and 1997 was $31,907,000, $25,062,000, and
$21,262,000, respectively.

In connection with the Cursitor acquisition, Alliance Holding obtained an option to purchase the minority interest held by CHLP in Cursitor Alliance, and CHLP obtained an option to sell its minority interest to Alliance Holding for cash, Alliance Holding Units, or a combination thereof with a value of not less than $10.0 million or more than $37.0 million ("Buyout Price"). The Operating Partnership assumed all of Alliance Holding's rights and obligations with respect to CHLP in connection with the Reorganization. The Buyout Price will be determined based on the amount of global asset allocation investment advisory revenues earned by Cursitor Alliance during a twelve-month period ending on the February 28th preceding the date either option is exercised. Due to the decline in Cursitor Alliance revenues, management believes that the Buyout Price for the minority interest will be $10.0 million, which will be substantially higher than its fair value. Accordingly, a $10.0 million provision for the Buyout Price was recorded in the first quarter of 1998.

On July 25, 1995, a Consolidated and Supplemental Class Action Complaint ("Original Complaint") was filed against Alliance North American Government Income Trust, Inc. (the "Fund"), Alliance Holding and certain other defendants affiliated with Alliance Holding alleging violations of federal securities laws, fraud and breach of fiduciary duty in connection with the Fund's investments in Mexican and Argentine securities. On September 26, 1996, the United States District Court for the Southern District of New York granted the defendants' motion to dismiss all counts of the Original Complaint. On October 29, 1997, the United States Court of Appeals for the Second Circuit affirmed that decision.

On October 29, 1996, plaintiffs filed a motion for leave to file an amended complaint. The principal allegations of the proposed amended complaint are that
(i) the Fund failed to hedge against currency risk despite representations that it would do so, (ii) the Fund did not properly disclose that it planned to invest in mortgage-backed derivative securities, and (iii) two advertisements used by the Fund misrepresented the risks of investing in the Fund. On October 15, 1998, the United States Court of Appeals for the Second Circuit issued an order granting plaintiffs' motion to file an amended complaint alleging that the Fund misrepresented its ability to hedge against currency risk and denying plaintiffs' motion to file an amended complaint alleging that the Fund did not properly disclose that it planned to invest in mortgage-backed derivative securities and that certain advertisements used by the Fund misrepresented the risks of investing in the Fund.

On December 1, 1999, the United States District Court for the Southern District of New York granted the defendants' motion for summary judgment on all claims against all defendants. On December 14 and 15, 1999, the plaintiffs filed motions for reconsideration of the Court's ruling. These motions are currently pending with the Court.

The Operating Partnership assumed all of Alliance Holding's liabilities in respect of this litigation in connection with the Reorganization. The Operating Partnership and Alliance Holding believe that the allegations in the proposed amended complaint are without merit and intend to vigorously defend against these claims. While the ultimate outcome of this matter cannot be determined at this time, management of the Operating Partnership does not expect that it will have a material adverse effect on the Operating Partnership's results of operations or financial condition.

12. Net Capital

Alliance Fund Distributors, Inc. ("AFD"), a wholly-owned subsidiary of the Operating Partnership, serves as distributor and/or underwriter for certain Alliance mutual funds. AFD is registered as a broker-dealer under the Securities Exchange Act of 1934 and is subject to the minimum net capital requirements imposed by the Securities and Exchange Commission. AFD's net capital at December 31, 1999 was $14,187,000, which was $5,763,000 in excess of its required net capital of $8,424,000.

13. Employee Benefit Plans

In connection with the Reorganization, all employees of Alliance Holding became employees of the Operating Partnership effective October 29, 1999 and the Operating Partnership assumed all employee benefit plans previously administered by Alliance Holding. The Operating Partnership and its subsidiaries maintain a number of qualified and nonqualified employee benefit and incentive compensation plans. Except as indicated, the aggregate amount available for annual employee bonuses and contributions to the various employee benefit plans discussed below is based on a percentage of the consolidated operating profits of the Operating Partnership and its subsidiaries.

The Operating Partnership maintains a qualified profit sharing plan covering substantially all U.S. and certain foreign employees. The amount of the annual contribution to the plan is determined by a committee of the Board of Directors of the General Partner. Contributions are limited to the maximum amount deductible for federal income tax purposes, generally 15% of the total annual compensation of eligible participants. Aggregate contributions for 1999, 1998 and 1997 were $11,415,000, $10,049,000 and $8,744,000, respectively.

The Operating Partnership maintains a qualified noncontributory defined benefit retirement plan in the U.S. covering substantially all U.S. employees and certain foreign employees. Benefits are based on years of credited service, average final base salary and primary Social Security benefits. The Operating Partnership's funding policy is to contribute annually an amount not to exceed the maximum amount that can be deducted for federal income tax purposes. Plan assets are comprised principally of corporate equity securities, U.S. Treasury securities and shares of Alliance mutual funds.

The projected benefit obligation under the retirement plan at December 31, 1999 and 1998 was comprised of (in thousands):

                                                             1999         1998
Benefit obligation at beginning of year                   $33,481      $26,169
Service cost                                                3,599        2,769
Interest cost                                               2,313        1,891
Actuarial gains/losses                                     (7,799)       3,313
Benefits paid                                                (452)        (661)
Benefit obligation at end of year                         $31,142      $33,481

Changes in plan assets at fair value for the years ended December 31, 1999 and 1998 were comprised of (in thousands):

                                                             1999         1998
Plan assets at fair value at beginning of year            $32,244      $24,300
Actual return on plan assets                                6,070        8,605
Benefits paid                                                (452)        (661)
Plan assets at fair value at end of year                  $37,862      $32,244

The following table presents the retirement plan's funded status and amounts recognized in the consolidated statements of financial condition at December 31, 1999 and 1998 (in thousands):

                                                           1999         1998
Funded status                                             $  6,720      $(1,237)
Unrecognized net gain from past experience different
  from that assumed and effects of changes in assumptions (15,773) (5,139) Prior service cost not yet recognized in net periodic
  pension cost                                              (1,308)      (1,421)
Unrecognized net plan assets at January 1, 1987 being
  recognized over 26.3 years                                (1,906)      (2,049)
Accrued pension expense included in accrued compensation
  and benefits                                            $(12,267)     $(9,846)

Net expense under the retirement plan for the years ended December 31, 1999, 1998 and 1997 was comprised of (in thousands):

                                                             1999         1998         1997
Service cost                                              $ 3,599      $ 2,769      $ 2,143
Interest cost on projected benefit obligations              2,313        1,891        1,600
Expected return on plan assets                             (3,160)      (2,393)      (1,995)
Net amortization and deferral                                (331)        (271)        (272)
Net pension charge                                        $ 2,421      $ 1,996      $ 1,476

Actuarial computations at December 31, 1999, 1998 and
  1997 were made utilizing the following assumptions:

                                                             1999         1998        1997
Discount rate on benefit obligations                        8.00%        7.00%        7.50%
Expected long-term rate of return on plan assets           10.00%       10.00%       10.00%
Annual salary increases                                     5.66%        5.66%        5.50%

Variances between actuarial assumptions and actual experience are amortized over the estimated average remaining service lives of employees participating in the retirement plan.

The Operating Partnership maintains a nonqualified unfunded deferred compensation plan known as the Capital Accumulation Plan and assumed obligations under contractual unfunded deferred compensation arrangements covering certain executives which are not funded from the incentive compensation pool.

The Capital Accumulation Plan was frozen on December 31, 1987 and no additional awards have been made. The Board of Directors of the General Partner may terminate the Capital Accumulation Plan at any time without cause, in which case the Operating Partnership's liability would be limited to benefits that have vested. Benefits due eligible executives under the contractual unfunded deferred compensation arrangements vested on or before December 31, 1987. Payment of vested benefits under both the Capital Accumulation Plan and the contractual unfunded deferred compensation arrangements will generally be made over a ten-year period commencing at retirement age. ACMC, Inc., a subsidiary of AXA Financial, is obligated to make capital contributions to the Operating Partnership in amounts equal to benefits paid under the Capital Accumulation Plan and the contractual unfunded deferred compensation arrangements. Amounts included in employee compensation and benefits expense for the Capital Accumulation Plan and the contractual unfunded deferred compensation arrangements for the years ended December 31, 1999, 1998 and 1997 were $1,727,000, $2,112,000 and $1,980,000, respectively.

During 1995, the Operating Partnership established an unfunded deferred compensation plan known as the Alliance Partners Compensation Plan (the "Plan") under which certain awards may be granted to eligible executives. A committee comprised of certain executive officers of the General Partner administers the Plan and determines the aggregate amount and recipients of awards. Awards made in 1995 vest ratably over three years. Awards made after 1995 generally vest ratably over eight years. Until distributed, the 1995 through 1998 awards are generally credited with earnings based on the Operating Partnership's earnings growth rate. Payment of vested 1995 through 1998 benefits will generally be made in cash over a five-year period commencing at retirement or termination of employment although, under certain circumstances, full or partial lump sum payments may be made. Effective for 1999, annual awards are payable in Alliance Holding Units and a subsidiary of the Operating Partnership purchases Alliance Holding Units for the account of each participant. The Alliance Holding Units may not be transferred until vested. The vesting periods range from one to eight years depending on the age of the participant. Participants receive distributions on non-vested Alliance Holding Units during the vesting period. The Plan may be terminated at any time without cause, in which case the Operating Partnership's liability would be limited to vested benefits. The Operating Partnership made awards in 1999, 1998 and 1997 aggregating $48,210,000, $25,825,000 and $21,725,000, respectively. The amounts charged to employee compensation and benefits expense for the Plan for the years ended December 31, 1999, 1998 and 1997 were $12,044,000, $6,587,000 and $9,822,000, respectively.

During 1994, certain key employees of Shields Asset Management, Incorporated ("Shields") and its wholly-owned subsidiary, Regent Investor Services Incorporated ("Regent") entered into employment agreements with Alliance Holding and were issued 1,290,320 new Alliance Holding Units with an aggregate fair market value of approximately $15,000,000, which was amortized as employee compensation expense ratably over five years. The Operating Partnership assumed all of Alliance Holding's obligations with respect to such employees in connection with the Reorganization. Aggregate amortization of $500,000 was recorded for the year ended December 31, 1999 and $3,000,000 was recorded for each of the years ended December 31, 1998 and 1997.

14. Employee Unit Award and Option Plans

In connection with the Reorganization, the Operating Partnership assumed all obligations under the employee award and option plans previously administered by Alliance Holding.

During 1988, a Unit Option Plan (the "Unit Option Plan") was established under which options to purchase Alliance Holding Units were granted to certain key employees. A committee of the Board of Directors of the General Partner administers the Unit Option Plan and determines the grantees and the number of options to be granted. Options may be granted for terms of up to ten years and each option must have an exercise price of not less than the fair market value of Alliance Holding Units on the date of grant. Options are exercisable at a rate of 20% of the Alliance Holding Units subject to options on each of the first five anniversary dates of the date of grant. As of December 31, 1999, 2,423,250 options to purchase Alliance Holding Units were outstanding under the Unit Option Plan. No more options may be granted under the Unit Option Plan.

During 1993, the 1993 Unit Option Plan, the Unit Bonus Plan and the Century Club Plan (together the "1993 Plans") were established by Alliance Holding. Committees of the Board of Directors of the General Partner administer the 1993 Plans and determine the recipients of grants and awards. Under the 1993 Unit Option Plan, options to purchase Alliance Holding Units may be granted to key employees for terms of up to ten years. Each option must have an exercise price of not less than the fair market value of Alliance Holding Units on the date of grant. Options are exercisable at a rate of 20% of the Alliance Holding Units subject to options on each of the first five anniversary dates of the date of grant. Under the Unit Bonus Plan, Alliance Holding Units may be awarded to key employees in lieu of all or a portion of the cash bonuses they would otherwise receive under the Operating Partnership's incentive compensation program. Under the Century Club Plan, employees whose primary responsibilities are to assist in the distribution of Alliance mutual funds are eligible to receive an award of Alliance Holding Units. The aggregate number of Alliance Holding Units that can be the subject of options granted or that can be awarded under the 1993 Plans may not exceed 6,400,000 Alliance Holding Units. As of December 31, 1999, 6,054,600 Alliance Holding Units were subject to options granted and 310,286 Alliance Holding Units were subject to awards made under the 1993 Plans.

During 1997, the 1997 Long Term Incentive Plan (the "1997 Plan") was established by Alliance Holding. Committees of the Board of Directors of the General Partner administer the 1997 Plan and determine the recipients of Alliance Holding Unit awards, including options, restricted Alliance Holding Units and phantom restricted Alliance Holding Units, performance awards, other Alliance Holding Unit based awards, or any combination thereof. Awards under the 1997 Plan may be granted to key employees for terms established at the time of grant by the Committees. The aggregate number of Alliance Holding Units that can be the subject of options granted or that can be awarded under the 1997 Plan may not exceed 16,000,000 Alliance Holding Units.

During 1999, 1998, and 1997, the Committees authorized the grant of options to employees of the Operating Partnership to purchase 2,000,000, 2,777,000 and 2,125,000 Alliance Holding Units, respectively, under the Unit Option Plan, the 1993 Plans and the 1997 Plan. The per Alliance Holding Unit weighted-average fair value of options granted during 1999, 1998 and 1997 was $3.88, $3.86 and $2.18, respectively, on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions: risk-free interest rates of 5.7%, 4.4%, and 5.7% for 1999, 1998 and 1997, respectively; expected dividend yield of 8.7% for 1999, 6.5% for 1998 and 8.0% for 1997; and a volatility factor of the expected market price of Alliance Holding's Units of 29% for 1999 and 1998, and 26% for 1997.

The Operating Partnership applies APB 25 in accounting for its option plans and, accordingly, no compensation cost has been recognized for employee options in the consolidated financial statements. Had the Operating Partnership determined compensation cost based on the fair value at the grant date for its employee options under SFAS 123, the Operating Partnership's and Alliance Holding's combined net income for 1999 and Alliance Holding's net income for 1998 and 1997 would have been reduced to the pro forma amounts indicated below (in thousands):

                                                 1999         1998         1997
SFAS 123 Pro forma net income                $455,546     $289,831     $127,367

         Pro forma net income reflects options granted beginning January 1, 1995. Therefore, the full impact of calculating compensation cost for options under SFAS 123 is not reflected in the pro forma net income amounts presented above because compensation cost is reflected over the options' vesting period of five years and compensation cost for options granted prior to January 1, 1995 is not considered.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected Alliance Holding Unit price volatility. Because employee options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing model does not necessarily provide a reliable single measure of the fair value of the options.

The following table summarizes the activity in options under the Unit Option Plan, 1993 Plans and the 1997 Plan:

                                                         Weighted Average
                                                           Exercise Price
                                        Alliance Holding     Per Alliance
                                                   Units     Holding Unit

Outstanding at January 1, 1997                10,068,200          $ 9.54
   Granted                                     2,125,000          $18.28
   Exercised                                  (1,183,800)         $ 8.06
   Forfeited                                    (371,800)         $10.64
Outstanding at December 31, 1997              10,637,600          $11.41
   Granted                                     2,777,000          $26.28
   Exercised                                    (938,972)         $ 8.91
   Forfeited                                    (205,200)         $13.14
Outstanding at December 31, 1998              12,270,428          $14.94
   Granted                                     2,000,000          $30.18
   Exercised                                  (1,477,878)         $ 9.51
   Forfeited                                    (303,800)         $17.79
Outstanding at December 31, 1999              12,488,750          $17.95
Exercisable at December 31, 1999               6,129,550

         Exercise prices for options outstanding as of December 31, 1999 ranged from $3.66 to $30.94 per Alliance Holding Unit. The weighted-average remaining contractual life of those options is 7.0 years.

The following table summarizes information concerning currently outstanding and exercisable options:

                                          Options Outstanding                                                  Options Exercisable
    Range of                     Number      Weighted Average           Weighted                     Number               Weighted
    Exercise               Outstanding              Remaining            Average                Exercisable                Average
     Prices             as of 12/31/99      Contractual Life     Exercise Price             as of 12/31/99          Exercise Price

$ 3.66 - $ 9.81               2,576,750                  3.8             $ 8.31                  2,246,350                 $ 8.12
  9.88 -  12.56               3,340,200                  5.6              11.16                  2,617,000                  10.92
 13.75 -  18.47               1,849,800                  7.9              18.34                    715,800                  18.34
 18.78 -  26.31               2,757,000                  8.9              26.16                    550,400                  26.06
 27.31 -  30.94               1,965,000                  9.9              30.24                         --                  --
$ 3.66 - $30.94              12,488,750                  7.0             $17.95                  6,129,550                 $12.12

15. Income Taxes

The Operating Partnership is a private partnership for federal income tax purposes and, accordingly, is not subject to federal and state corporate income taxes. However, the Operating Partnership is subject to the New York City unincorporated business tax ("UBT"). Domestic corporate subsidiaries of the Operating Partnership, which are subject to federal, state and local income taxes, are generally included in the filing of a consolidated federal income tax return. Separate state and local income tax returns are filed. Foreign corporate subsidiaries are generally subject to taxes in the foreign jurisdictions where they are located. Alliance Holding is a publicly traded partnership for federal income tax purposes and is subject to the UBT and, beginning January 1, 1998, a 3.5% federal tax on partnership gross income from the active conduct of a trade or business.

The provision for income taxes, which are all currently payable, consists of (in thousands):

                                                               Years Ended December 31,
                                                           1999         1998         1997
Partnership unincorporated business taxes               $25,607      $16,047      $11,186
Federal tax on partnership gross business income         33,104       30,600           --
Corporate subsidiaries:
   Federal                                                4,250        3,855        4,800
   State, local and foreign                               4,210        5,294        2,820
Provision for income taxes                              $67,171      $55,796      $18,806

         The principal reasons for the difference between the effective tax rates and the UBT statutory tax rate of 4% are as follows (in thousands):

                                                                                Years Ended December 31,
                                                                1999                     1998                      1997
UBT statutory rate                                   $21,153         4.0%         $13,948       4.0%        $ 5,910          4.0%
Federal tax on partnership gross business income      33,104         6.3           30,600       8.8              --         --
Corporate subsidiaries' federal, state, local
   and foreign income taxes                            8,212         1.5            8,878       2.5           7,206          4.9
Reduction in recorded value of intangible assets          --        --                 --      --             4,705          3.2
Miscellaneous                                          4,702         0.9            2,370       0.7             985          0.6
Provision for income taxes and effective tax rates   $67,171        12.7%         $55,796      16.0%        $18,806         12.7%

         Under Statement of Financial Accounting Standards No. 109 ("SFAS 109"), "Accounting for Income Taxes", deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The tax effect of significant items comprising the net deferred tax assets are as follows (in thousands):

                                                                                                     December 31,
                                                                                                  1999         1998
Deferred tax asset:
   Differences between book and tax treatment of deferred compensation plans                   $ 6,587       $3,287
   Differences between book and tax basis of intangible assets                                   1,690        1,847
   Other, primarily accruals deductible when paid                                                1,955        2,056
                                                                                                10,232        7,190
Deferred tax liability:
   Differences between book and tax basis of furniture, equipment and leasehold improvements       411          290
   Differences between book and tax basis of investment partnerships                               736           --
                                                                                                 1,147          290
   Net deferred tax asset                                                                        9,085        6,900
   Valuation allowance                                                                           8,185        6,000
Deferred tax asset, net of valuation allowance                                                   $ 900        $ 900

         The net change in the valuation allowance for the year ended December 31, 1999 was $2,185,000. The valuation allowance primarily relates to uncertainties on the deductibility for UBT purposes of certain compensation related items and the amortization expense related to certain intangibles. The deferred tax asset is included in other assets.

16. Business Segment Information

Alliance Holding adopted Statement of Financial Accounting Standards No. 131 ("SFAS 131"), "Disclosures about Segments of an Enterprise and Related Information", in these consolidated financial statements. SFAS 131 establishes standards for the way a public enterprise reports information about operating segments in its annual and interim financial statements. It also establishes standards for related enterprise-wide disclosures about products and services, geographic areas and major customers. Generally, financial information is required to be reported on a basis used by management to allocate resources and assess performance.

Management has assessed the requirements of SFAS 131 and determined that, because the Operating Partnership utilizes a consolidated approach to assess performance and allocate resources, it has only one operating segment. Enterprise-wide disclosures as of and for the years ended December 31, 1999, 1998 and 1997 were as follows:

Services

Total revenues derived from the Operating Partnership's and, prior to the Reorganization, Alliance Holding's investment management services for the years ended December 31, were (in millions):

                                                 1999         1998         1997
Separately managed accounts                    $  453       $  373         $323
Alliance mutual funds
   Mutual funds                                 1,090          674          432
   Variable products                              124           93           68
   Cash management services                       187          175          146
Other                                              15            9            6
Total                                          $1,869       $1,324         $975

Geographic Information

Total revenues, long-lived assets and assets under management related to the Operating Partnership's and, prior to the Reorganization, Alliance Holding's domestic and foreign operations as of and for the years ended December 31, were (in millions):

                                                  1999         1998         1997
Total revenues:
   United States                               $ 1,541      $ 1,122        $ 884
   International                                   328          202           91
Total                                          $ 1,869      $ 1,324        $ 975
Long-lived assets:
   United States                                 $ 803       $  536        $ 400
   International                                    40           38           29
Total                                            $ 843       $  574        $ 429
Assets under management:
   United States                              $316,919     $250,894     $197,292
   International                                51,402       35,765       21,362
Total                                         $368,321     $286,659     $218,654

Major Customers

The Alliance mutual funds are distributed to individual investors through broker-dealers, insurance sales representatives, banks, registered investment advisers, financial planners and other financial intermediaries. AXA Advisors, LLC ("AXA Advisors"), a wholly-owned subsidiary of AXA Financial that uses members of the AXA Financial insurance agency sales force as its registered representatives, has entered into a selected dealer agreement with AFD and has been responsible for 4%, 5% and 7% of U.S. and offshore mutual fund sales in 1999, 1998, and 1997, respectively. Subsidiaries of Merrill Lynch & Co., Inc. ("Merrill Lynch") were responsible for approximately 26%, 26% and 24% of U.S. and offshore mutual fund sales in 1999, 1998, and 1997, respectively. Citigroup, Inc. ("Citigroup"), parent company of Salomon Smith Barney, was responsible for approximately 6% of U.S. and offshore mutual fund sales in 1999 and 1998 and 7% in 1997. AXA Advisors, Merrill Lynch and Citigroup are under no obligation to sell a specific amount of fund shares and each also sells shares of mutual funds that it sponsors and which are sponsored by unaffiliated organizations.

AXA and the general and separate accounts of ELAS (including investments by the separate accounts of ELAS in the funding vehicles EQ Advisors Trust and The Hudson River Trust for certain periods) accounted for approximately 20%, 22% and 26% of total assets under management at December 31, 1999, 1998 and 1997, respectively, and approximately 8%, 11% and 14% of total revenues for the years ended December 31, 1999, 1998 and 1997, respectively. No single institutional client other than AXA and ELAS accounted for more than 1% of total revenues for the years ended December 31, 1999, 1998 and 1997, respectively.

17. Related Party Transactions

Investment management, distribution, and shareholder and administrative services are provided to the Alliance mutual funds. Substantially all of these services are provided under contracts that set forth the services to be provided and the fees to be charged. The contracts are subject to annual review and approval by each of the Alliance mutual funds' boards of directors or trustees and, in certain circumstances, by the Alliance mutual funds' shareholders.

Revenues for services provided to the Alliance mutual funds are as follows (in thousands):

                                                   Years Ended December 31,
                                               1999         1998         1997
Investment advisory and services fees      $887,443     $588,396     $384,759
Distribution revenues                       441,772      301,846      216,851
Shareholder servicing fees                   62,332       43,475       36,327
Other revenues                                9,935        8,572        8,579

         Investment management and administration services are provided to AXA and to AXA Financial and certain of its subsidiaries other than the Operating Partnership (the "AXA Financial Subsidiaries") and certain of their affiliates. In addition, certain AXA Financial Subsidiaries distribute Alliance mutual funds, for which they receive commissions and distribution payments. Sales of Alliance mutual funds through the AXA Financial Subsidiaries, excluding cash management products, aggregated approximately $1,228 million, $859 million and $594 million for the years ended December 31, 1999, 1998 and 1997, respectively. The Operating Partnership and its employees are covered by various insurance policies maintained by the AXA Financial Subsidiaries. In addition, the Operating Partnership pays fees for other services and technology provided by AXA and the AXA Financial Subsidiaries.

Aggregate amounts included in the consolidated financial statements for transactions with the AXA Financial Subsidiaries and certain of their affiliates are as follows (in thousands):

                                                                     Years Ended December 31,
                                                                 1999         1998         1997
Revenues:
   Investment advisory and services fees                     $ 54,647      $58,051      $52,930
   Other revenues                                               8,003        7,931        7,739
Expenses:
   Distribution payments to financial intermediaries          106,170       82,444       56,118
   General and administrative                                   4,950        5,076        5,819

18. Supplemental Cash Flow Information

Cash payments for interest and income taxes were as follows (in thousands):

                                                                     Years Ended December 31,
                                                                 1999         1998         1997
Interest                                                     $ 10,206      $ 4,043     $  1,803
Income taxes                                                   68,369       15,460       15,724

19. Accounting Pronouncements

In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 ("SFAS 133"), "Accounting for Derivative Instruments and Hedging Activities". Under this Statement, an entity is required to recognize derivative instruments as either assets or liabilities in the statement of financial condition and measure those instruments at fair value. In addition, any entity that elects to apply hedge accounting is required to establish at the inception of the hedge the method it will use for assessing effectiveness of the hedging derivative and the measurement approach for determining the ineffective aspect of the hedge. In June 1999, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 137 ("SFAS 137"), which deferred the effective date of SFAS 133 to all fiscal quarters of all fiscal years beginning after June 15, 2000. Management intends to adopt this Statement on January 1, 2001 and does not believe that the adoption of the Statement will have a material effect on the Operating Partnership's results of operations, liquidity, or capital resources.

20. Cash Distribution

On January 13, 2000, the General Partner declared a total distribution of $157,974,000 representing a distribution from Available Cash Flow (as defined in the Alliance Capital Partnership Agreement) of the Operating Partnership of $121,519,000 for the two months ended December 31, 1999 and a special distribution of $36,455,000. The distribution is payable on February 14, 2000 to holders of record on February 1, 2000.

Independent Auditors' Report

The General Partner and Unitholders~Alliance Capital Management L.P.

We have audited the accompanying consolidated statement of financial condition of Alliance Capital Management L.P. and subsidiaries ("Alliance Capital") as of December 31, 1999, and the related consolidated statements of income, changes in partners' capital and comprehensive income and cash flows for the two-month period ended December 31, 1999. We have also audited the statement of financial condition of Alliance Capital Management Holding L.P., the predecessor to Alliance Capital, at December 31, 1999 and the related consolidated statements of income, changes in partners' capital and comprehensive income and cash flows for the ten-month period ended October 29, 1999 (date of Reorganization -- Note
1) and the consolidated statements of income, changes in partners' capital and comprehensive income and cash flows for each of the years in the two-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the management of Alliance Capital Management Corporation, General Partner. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Alliance Capital and Alliance Capital Management Holding L.P. as of December 31, 1999 and 1998, respectively, and the results of their operations and their cash flows for each of the periods presented in conformity with generally accepted accounting principles.

New York, New York
February 2, 2000